UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):           October 15, 2009

Southwest Airlines Co.
__________________________________________
(Exact name of registrant as specified in its charter)

Texas	1-7259	74-1563240
_____________________	_____________	______________
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

P. O. Box 36611, Dallas, Texas	75235-1611
_________________________________	___________
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (214) 792-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]           Written communications pursuant to Rule 425 under the Securities Act
(17 CFR 230.425)
[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
CFR 240.14a-12)
[  ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the
Exchange Act (17 CFR 240.14d-2(b))
[  ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the
Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On October 15, 2009, the Registrant issued a press release announcing its financial results for the third quarter 2009.  As discussed further in Item 4.02(a) of this Form 8-K, the registrant also announced that it will be restating results for the three and six month periods ended June 30,2009.  The press release is furnished herewith as Exhibit 99.1 and is incorporated by reference into this Item 2.02.

The information furnished in this Item 2.02 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

       (a)  On October 14, 2009, the Company determined that its financial statements for the three and six months ended June 30, 2009, contained an error with respect to one rule within ASC Topic 815 (originally issued as SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended).  Specifically, in conjunction with facilitating the implementation of new hedge accounting software in April 2009, existing hedging instruments were de-designated and re-designated as new hedges.  Included in the re-designation however, were certain derivative instruments that were in a net written option position that would not qualify as hedges according to ASC Topic 815.

    The result of this error was that a portion of the increase in fair value of these derivatives was deferred as part of Accumulated Other Comprehensive Income/Loss (AOCI), when in fact those increases should have been recognized in earnings in second quarter 2009.  This would have increased GAAP Net income by $37 million.   The net increase in fair value related to these instruments, totaling $57 million, before taxes, during second quarter 2009, relates entirely to unrealized changes in fair value as substantially all of the instruments will not settle until periods subsequent to 2009.  Since the Company classifies these unrealized noncash changes in fair value as a component of Other (gains) losses, net in the unaudited Condensed Consolidated Statement of Income, this error also had no impact on the Company's operating income for the quarter or the six month period ended June 30, 2009, nor did it impact the Company's net cash flows for second quarter 2009. The impact on the Company's unaudited Condensed Consolidated Balance Sheet as of June 30, 2009 would have been an increase to AOCI of $35 million, an increase to Retained earnings of $37 million, a decrease to Accrued liabilities of $5 million, and an increase to Deferred income taxes of $3 million. This error had no impact on any financial statements prior to those issued for second quarter 2009.

Based on the foregoing, on October 14, 2009, the Audit Committee of the Company’s Board of Directors, upon the recommendation of management and after discussion with the Company’s independent accountants, concluded that the Company’s unaudited consolidated financial statements as of and for the three and six month periods ended June 30, 2009 should no longer be relied upon. The Audit Committee also concluded that these unaudited consolidated financial statements should be restated to reflect these presentation changes.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

99.1 Registrant’s Third Quarter 2009 Earnings Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST AIRLINES CO.

October 15, 2009	By	/s/ Laura Wright

Laura Wright
Chief Financial Officer
(Principal Financial and
Accounting Officer)

Exhibit Index

Exhibit No.	Description

99.1	Registrant's Third Quarter 2009 Earnings Release.